Exhibit 5.1

[Form of Opinion of Oster, Hoskin & Harcourt LLP]

[Osler, Hoskin & Harcourt LLP Letterhead]

               , 2007

The Toronto-Dominion Bank
Toronto-Dominion Centre
P.O. Box 1
Toronto, ON M5K 1A2

Dear Sirs/Mesdames:

Re:    Agreement and Plan of Merger dated as of October 2, 2007 by and between The Toronto-Dominion Bank, Cardinal Merger Co.
          and Commerce Bancorp, Inc.

We have acted as counsel to The Toronto-Dominion Bank (“TD”), a Canadian bank chartered under the Bank Act (Canada) in connection with the Registration Statement on Form F-4 (the “Registration Statement”) (Registration No. 333-     ) filed by TD with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the proposed issuance by TD of common shares (the “Shares”), in connection with the merger (the “Merger”) contemplated by the Agreement and Plan of Merger dated as of October 2, 2007 by and between TD, Cardinal Merger Co., a New Jersey corporation and an indirect wholly-owned subsidiary of TD, and Commerce Bancorp, Inc. (“Commerce”), a New Jersey corporation (the “Merger Agreement”). Upon consummation of the Merger, each shareholder of Commerce will be entitled to receive, in exchange for each share of Commerce common stock owned by such shareholder immediately prior to the Merger, the following: (a) 0.4142 Shares, plus cash in lieu of any fractional share interests; and (b) US$10.50 in cash, all as more fully described in the Registration Statement. This opinion is being delivered in connection with the Registration Statement, to which this opinion appears as an exhibit.

We have examined the Registration Statement and the Merger Agreement, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion. With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers and representatives of TD.

In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents.

Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when the Shares shall have been issued in accordance with the terms of the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable.

This opinion is based upon and limited to the laws of the Province of Ontario and the laws of Canada applicable therein.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the proxy statement/prospectus included in the Registration Statement.

Yours very truly,